UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A/A
(Amendment No. 2)
FOR REGISTRATION OF CERTAIN CLASSES OF
SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF
THE SECURITIES EXCHANGE ACT OF 1934
The Lamson & Sessions Co.

(Exact Name of Registrant as Specified in Its Charter)

Ohio	34-0349210

(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

25701 Science Park Drive, Cleveland, OH	44122-7313

(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective Pursuant to General Instruction A.(d), please check the following box. ☐
Securities Act registration statement file number to which this form relates:
                                                                                                                                             (If applicable)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which
to be so Registered	Each Class is to be Registered

New York Stock Exchange
Preferred Share Purchase Rights	Pacific Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:
N/A

(Title of class)

Item 1. Description of Registrant’s Securities to be Registered
     On August 15, 2007, the Board of Directors of The Lamson & Sessions Co., an Ohio corporation (the “Company”), approved Amendment No. 2, dated as of August 15, 2007 (the “Amendment”), to the Rights Agreement, dated as of September 8, 1998, as amended by Amendment No. 1, dated as of May 5, 2005 (the “Rights Agreement”), between the Company and National City Bank as rights agent. The Amendment was entered into in connection with the Company entering into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 15, 2007, among the Company, Thomas & Betts Corporation, a Tennessee corporation (“Parent”), and T&B Acquisition II Corp., an Ohio corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and (i) provides that (A) the Rights Agreement shall expire immediately prior to the Effective Time (as defined in the Merger Agreement), (B) neither Parent nor any of its Affiliates shall become an Acquiring Person (as defined in the Rights Agreement) as a result of the execution of the Merger Agreement or consummation of the transactions contemplated by the Merger Agreement and (C) a Triggering Event (as defined in the Rights Agreement) shall not be deemed to have occurred as a result of (x) the consummation of the Merger (as defined in the Merger Agrement), (y) the execution of the Merger Agreement, or (z) the consummation of the other transactions contemplated by the Merger Agreement, or any of the foregoing in combination, and (ii) provides that any person may own up to 15% of the Company’s outstanding common shares before any Triggering Event (as defined in the Rights Agreement) will be deemed to occur.
     The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, a copy of which has been filed as an exhibit hereto and incorporated herein by reference. Copies of the Rights Agreement, the Amendment and the Merger Agreement are available free of charge from the Company.
Item 2. Exhibits

Number	Description

4.1	Amendment No. 2, dated as of August 15, 2007, to the Rights Agreement, dated as of September 8, 1998, between the Company and National City Bank, as rights agent, as amended by Amendment No. 1, dated as of May 5, 2005.

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

THE LAMSON & SESSIONS CO.
By:	/s/ James J. Abel
	Name:	James J. Abel
	Title:	Executive Vice President and Chief Financial Officer

Date: August 15, 2007

EXHIBIT INDEX

Number	Description

4.1	Amendment No. 2, dated as of August 15, 2007, to the Rights Agreement, dated as of September 8, 1998, between the Company and National City Bank, as rights agent, as amended by Amendment No. 1, dated as of May 5, 2005.